News

DENBURY CLOSES $450 MILLION OFFERING OF
NEW 7½% SENIOR SECURED SECOND LIEN NOTES DUE 2024

PLANO, TX – August 21, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced the closing of its previously announced private offering (the “Offering”) of $450 million aggregate principal amount of 7½% Senior Secured Second Lien Notes due 2024 (the “New Second Lien Notes”). The Company used the net proceeds from the Offering to repay all of its outstanding borrowings under its bank credit facility and to pay fees and expenses of the Offering, with the remaining proceeds to be used for general corporate purposes.

The New Second Lien Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or under any state or other securities laws, and the New Second Lien Notes were issued pursuant to an exemption therefrom, and may not be offered or sold within the United States, or to or for the account or benefit of any U.S. Person, absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions.  The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383